Exhibit 99.1

Investor Contact:	Press Contact:
Ken Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2015 RESULTS;

COMPANY UPDATES 2015 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – July 30, 2015 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2015 and updated its full-year 2015 and long-range outlook. Net income was $26.0 million, or $0.21 per diluted share, for the second quarter of 2015, as compared to $15.0 million, or $0.14 per diluted share, for the second quarter of 2014. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $61.0 million, as compared to $54.7 million for the prior-year period, representing a year-over-year increase of 12% and an OEBITDA margin(1) of 60%. OEBITDA grew largely due to higher government service revenue and lower product warranty costs.

Iridium reported second-quarter total revenue of $101.9 million, which consisted of $78.0 million of service revenue and $23.9 million of equipment, engineering and support revenue. Total revenue declined 1% versus the comparable period of 2014, while service revenue grew 2% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the second quarter of 2015.

The Company ended the quarter with 766,000 total billable subscribers, which compares to 705,000 for the year-ago period and is up from 748,000 for the quarter ended March 31, 2015. Total billable subscribers grew 9% year-over-year, driven by growth in machine-to-machine (“M2M”) customers.

“2015 has shaped up to be a more challenging year than we expected,” said Matt Desch, CEO, Iridium. “We’ve lowered our annual service revenue and Operational EBITDA guidance to largely reflect ongoing macroeconomic headwinds. Our voice market continues to be pressured by a strong dollar and weakness in the energy sector, and we’re also seeing reduced oil and gas activity now impact our M2M results. Despite these hurdles, we believe the foundation of our long-range growth trajectory remains intact.”

Desch continued, “We’re driving solid progress in our Iridium NEXT program as we approach the launch of our first two new satellites. The satellite platform software testing is 100% complete, our team is making good progress on payload testing and they’ve validated the performance of voice and data calls on the new network architecture. We continue to move the initial space vehicles through low-rate production and have successfully integrated the first AireonSM payload with the satellite platform. However, a subsystem supplier is reworking an important hardware component related to the Ka-band satellite links, which is pushing our initial launch on the Dnepr rocket out two months to December. We also have full faith and confidence that SpaceX will be able to meet our launch requirements, and we still expect Iridium NEXT will be fully deployed in 2017.”

Desch concluded, “Our satellite constellation is performing at a high level and continues to serve our customers well. We’re building on our highly defensible leadership position in the handset business with new products including our recently launched push-to-talk service, and our global, real-time offering in the M2M market, which continues to gain traction in the heavy-equipment OEM sector. Our Aireon joint venture continues to build momentum with an expanded agreement to support Aireon’s additional power needs, as well as recently added agreements to collaborate on the potential deployment of space-based global aviation monitoring with the air traffic management agencies of Iceland and New Zealand. These agreements lay the groundwork for future data services contracts and expand the planned deployment of the Aireon service around the world. Overall, we have excellent long-term growth prospects and continue to focus on 2018 and the transformational change we expect in our cash flow profile.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 59% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $60.0 million, largely unchanged from last year’s comparable period.

•	Commercial voice and data subscribers increased 2% from the year-ago period to 359,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $41 during the second quarter, down 7% from last year’s comparable period. Voice and data ARPU declined primarily due to foreign currency impacts in the Company’s Russian market and lower airtime usage. Commercial M2M data subscribers grew 15% from the year-ago period to 342,000 customers. Commercial M2M data ARPU was $15 during the second quarter, a decrease from $17 in last year’s comparable period. M2M data ARPU declined primarily due to the growth in subscribers using lower priced plans.

•	Iridium’s commercial business ended the quarter with 701,000 billable subscribers, which compares to 650,000 for the prior-year quarter and is up from 685,000 for the quarter ended March 31, 2015. M2M data subscribers represented 49% of billable commercial subscribers, an increase from 46% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense

Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $18.0 million, a 13% increase from the prior-year period, driven by the Company’s airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with a record 65,000 subscribers, which compares to 55,000 for the prior-year quarter and is up from 63,000 for the quarter ended March 31, 2015. Government voice and data subscribers increased 12% from the year-ago period to 37,000 customers. M2M data subscribers increased 27% year-over-year and represented 43% of government subscribers, an increase from 40% at the end of the prior-year period.

Equipment

•	Equipment revenue was $18.8 million during the second quarter, an 8% year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower commercial handset sales.

•	The Company does not expect equipment revenue to grow in 2015, primarily due to a reduction in commercial handset sales as a result of the pronounced increase in the strength of the U.S. dollar.

Engineering & Support

•	Engineering and support revenue was $5.1 million during the second quarter, down 14% from the prior-year period, primarily resulting from a decreased scope of work for ongoing government projects.

Capital expenditures were $124.2 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the second quarter with a cash and marketable securities balance of $476.8 million and gross debt of $1.4 billion. Net debt was $827.8 million.

2015 Outlook

The Company updated its full-year 2015 outlook for total service revenue growth and OEBITDA. The Company now expects:

•	Total service revenue growth between 1% and 3% for the full-year 2015

•	Full-year 2015 OEBITDA of approximately $230 million. OEBITDA for 2014 was $216.5 million

	2015 Outlook (April 2015)	2015 Outlook (July 2015)
Total Service Revenue Growth	3% to 6%	1% to 3%
2015 Operational EBITDA (OEBITDA)	$230 million to $240 million	Approximately $230 million

Long-Range Outlook

The Company updated its long-range outlook for total service revenue growth and affirmed its outlook for OEBITDA margin, cash taxes, peak net leverage and 2018 net leverage. The Company now expects:

•	Total service revenue between $420 million and $465 million for the full-year 2018, an increase from $309.4 million for the full-year 2014

•	OEBITDA margin of approximately 60% in 2018

•	Negligible cash taxes from 2015 to approximately 2020

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2016

•	Net leverage of approximately 4x OEBITDA in 2018

	Long-Range Outlook (April 2015)	Long-Range Outlook (July 2015)
Total Service Revenue	$420 million to $485 million for the full-year 2018	$420 million to $465 million for the full-year 2018
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed
Cash Taxes	Negligible cash taxes from 2015 to approximately 2020	Affirmed
Peak Net Leverage	6.0x – 6.5x OEBITDA in 2016	Affirmed
2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
GAAP net income	$25,988	$15,019	$47,007	$31,562
Interest expense	560	304	904	404
Interest income	(1,352)	(1,029)	(2,933)	(1,766)
Income taxes	16,423	10,170	28,983	20,759
Depreciation and amortization	12,820	19,672	26,175	39,938
Iridium NEXT expenses (income), net	4,640	5,057	9,222	8,197
Loss from investment in Aireon	—	3,827	—	4,136
Share-based compensation	2,105	1,895	4,549	3,564
Non-cash purchase accounting	(198)	(250)	(448)	(500)

Operational EBITDA	$60,986	$54,665	$113,459	$106,294

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, July 30, 2015. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 51203535. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, July 30, 2015 through Thursday, August 6, 2015 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 51203535, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2015; compound annual service revenue growth, OEBITDA margin, cash taxes and leverage over the longer-term; the adequacy of funding for, development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s contracts with the U.S. Department of Defense; and prospects for Aireon, Iridium’s M2M and commercial handset businesses, and Iridium’s long-term growth prospects and cash flow profile in 2018. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, and the development of and market for the Aireon service and Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on February 26, 2015, and in the Company’s Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on July 30, 2015, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2015	2014
Revenue:
Service revenue
Commercial	$60,016	$60,217
Government	18,000	16,000

Total service revenue	78,016	76,217
Subscriber equipment	18,768	20,333
Engineering and support service	5,135	5,971

Total revenue	101,919	102,521

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,320	16,730
Cost of subscriber equipment sales	9,281	13,268
Research and development	4,422	4,645
Selling, general and administrative	18,742	18,493
Depreciation and amortization	12,820	19,672

Total operating expenses	59,585	72,808

Operating profit	42,334	29,713

Other (expense) income:
Interest income (expense), net	792	725
Undrawn credit facility fees	(930)	(1,460)
Other (expense) income, net	215	(3,789)

Total other (expense) income	77	(4,524)

Income before income taxes	42,411	25,189
Provision for income taxes	(16,423)	(10,170)

Net income	25,988	15,019
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	1,102

Net income attributable to common stockholders	$22,129	$12,167

Operational EBITDA	$60,986	$54,665

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2015	2014
Revenue:
Service revenue
Commercial	$117,440	$117,647
Government	36,000	32,000

Total service revenue	153,440	149,647
Subscriber equipment	35,308	40,490
Engineering and support service	10,178	10,416

Total revenue	198,926	200,553

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	29,202	30,933
Cost of subscriber equipment sales	19,928	27,180
Research and development	8,548	6,766
Selling, general and administrative	39,266	37,679
Depreciation and amortization	26,175	39,938

Total operating expenses	123,119	142,496

Operating profit	75,807	58,057

Other (expense) income:
Interest income (expense), net	2,029	1,362
Undrawn credit facility fees	(1,847)	(2,959)
Other (expense) income, net	1	(4,139)

Total other (expense) income	183	(5,736)

Income before income taxes	75,990	52,321
Provision for income taxes	(28,983)	(20,759)

Net income	47,007	31,562
Series A Preferred Stock dividends	3,500	3,500
Series B Preferred Stock dividends	4,218	1,102

Net income attributable to common stockholders	$39,289	$26,960

Operational EBITDA	$113,459	$106,294

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2015	2014		2015	2014
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$44,642	$45,711	-2%	$87,401	$89,647	-3%
M2M data(2)	15,374	14,506	6%	30,039	28,000	7%

Total commercial voice and M2M data service	60,016	60,217	0%	117,440	117,647	0%

Government service revenue(3)	18,000	16,000	13%	36,000	32,000	13%

Total service revenue	78,016	76,217	2%	153,440	149,647	3%

Subscriber equipment	18,768	20,333	-8%	35,308	40,490	-13%

Engineering and support(4)
Government	5,040	5,524	-9%	9,549	9,390	2%
Commercial	95	447	-79%	629	1,026	-39%

Total engineering and support	5,135	5,971	-14%	10,178	10,416	-2%

Total Revenue	$101,919	$102,521	-1%	$198,926	$200,553	-1%

Operational EBITDA
Operational EBITDA	$60,986	$54,665	12%	$113,459	$106,294	7%

Other
Capital expenditures(5)	$124,153	$49,554		$174,206	$108,073

Net debt(6)	$827,801	$500,438

Cash, cash equivalents, and marketable securities	$476,848	$500,487

Credit Facility	$1,393,149	$1,084,425

(1) Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.

(2) M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.'s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3) Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.

(4) Engineering and support includes maintenance services to the U.S. government's dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.'s satellite system.

(5) Capital expenditures based on cash spent in the respective period.

(6) Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers(1)	As of June 30,		% Change
	2015	2014
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	359	352	2%
M2M data	342	298	15%

Total commercial voice and M2M data service	701	650	8%
Government
Voice and M2M data service
Voice and data	37	33	12%
M2M data	28	22	27%

Total government voice and M2M data service	65	55	18%

Total billable subscribers	766	705	9%

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2015	2014		2015	2014
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	8	14	-43%	5	12	-58%
M2M data	8	15	-47%	17	25	-32%

Total commercial voice and M2M data service	16	29	-45%	22	37	-41%
Government
Voice and M2M data service
Voice and data	1	1	0%	2	2	0%
M2M data	1	1	0%	3	2	50%

Total government voice and M2M data service	2	2	0%	5	4	25%

Total billable subscribers	18	31	-42%	27	41	-34%

ARPU(2)	Three Months Ended March 31,		% Change	Six Months Ended June 30,		% Change
Commercial	2015	2014		2015	2014
Voice and data	$41	$44	-7%	$41	$43	-5%
M2M data	$15	$17	-12%	$15	$16	-6%

(1) Subscribers as of the end of the respective period.

(2) ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.